Filed pursuant to Rule 433
Registration Nos.: 333-183569 and 333-183569-07

New Issue ABS: Nissan Auto Receivables Owners Trust 2015-B *PXING*

Joint Bookrunners:	Citi (Str), Mizuho, Societe Generale
Co-Managers:	HSBC Securities, Lloyds, MUFG, Scotia Capital, TD Securities

CLS	$SIZE(MM)	M/F	ExpFNL	LglFINL	BNCH	SPD	YLD	CPN	PX
A-1	270.00	P-1/F1+	02/16	08/15/16	Yield		0.38%	0.380%	100.00000
A-2a	200.00	Aaa/AAA	05/17	07/16/18	EDSF+	27	0.838%	0.830%	99.99251
A-2b	290.00	Aaa/AAA	05/17	07/16/18	1mL+	28	—	—	100.00000
A-3	410.00	Aaa/AAA	12/18	03/16/20	ISwaps+	30	1.347%	1.340%	99.99205
A-4	132.71	Aaa/AAA	10/19	01/17/22	ISwaps+	35	1.799%	1.790%	99.99161

Ticker:	NAROT 2015-B
Bill & Deliver:	Citi
Registration:	SEC Registered / Public
Expected Ratings:	Moody’s / Fitch
Settle:	7/22/2015
First Payment Date:	8/17/2015
ERISA:	Yes
Pricing Speed:	1.3% ABS /5% clean up call
Min Denoms:	$25k x $1k

CUSIPS:
A-1:	65475W AA6
A-2a:	65475W AB4
A-2b:	65475W AC2
A-3:	65475W AD0
A-4:	65475W AE8

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